Exhibit 99.1

Contacts:

For More Information:
At Applied Imaging Corp:	At Financial Relations Board:
Barry Hotchkies, CFO	Jocelyn Hunter
408-562-0250	415-248-3433

FOR IMMEDIATE RELEASE:

APPLIED IMAGING ANNOUNCES FOURTH QUARTER AND YEAR

END 2003 RESULTS

Santa Clara, CA, March 19, 2004 – Applied Imaging Corp. (Nasdaq:AICX) today announced that revenues in the fourth quarter of 2003 were $5.1 million, a decrease of 7% from the $5.5 million reported in the fourth quarter of 2002. Net loss for the fourth quarter of 2003 was $736,000 or $0.05 per share, compared with a net loss of $284,000, or $0.02 loss per share, in the fourth quarter of 2002.

The Company had gross product sales of $0.5 million in the fourth quarter that were deferred to 2004 pending the establishment of fair value for certain applications that were included in the sales and that were under development at the end of the quarter.

Revenues for the full year 2003 were $20.2 million, a decrease of 5% from the $21.2 million reported in 2002. For the full year 2003, the net loss was $2.1 million (a loss of $0.13 per share) compared to a net loss of $495,000 (a loss of $0.03 per share) in 2002. The Company reduced its operating cash burn by over 90% to $70,000 in 2003 from $1.1 million in 2002, due primarily to effective management of accounts receivable and inventories.

“Although we are disappointed that we did not achieve our financial objectives for the year, I am pleased to report continued growth in our OncoPath™ systems. Gross OncoPath shipments were again over $1.3 million in the quarter, representing an increase of 78% from last year’s fourth quarter. We have been successful in selling our Ariol™ systems to the pharmaceutical, research and international markets. Additionally, although our net loss for the year increased from 2002, we reduced our working capital requirements significantly to reach an operating cash flow breakeven position,” said Carl Hull, Applied Imaging’s Chief Executive Officer.

“We continue to make progress on a number of important operational objectives for the Company. In the fourth quarter we announced the establishment of imaging collaborations with The University of Texas M. D. Anderson Cancer Center and the Cleveland Clinic Foundation, “ continued Mr. Hull. “In January this year we received FDA clearance to market our Ariol™ HerSight™ application to assist in detecting overexpression of the HER2 protein in breast cancer patients. HER2 protein overexpression, or gene amplification, affects about 25% of breast cancer patients and results in a more aggressive form of the disease.”

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Applied Imaging Announces Fourth Quarter and Year End 2003 Results

March 19, 2004

Fourth Quarter Earnings Conference Call Information

Applied Imaging management will hold a conference call today at 8:00 A.M. PST/11:00 A.M. EST to present an overview of the Company’s fourth quarter and full year 2003 results. The teleconference can be accessed by calling 800-218-0204 or 303-262-2140 at least five minutes prior to the beginning of the call. The webcast will be available live on the Internet at the Company’s Web site, www.aicorp.com, under Investor Relations. A replay of the call will be available through March 26, 2004, by dialing 800-405-2236 or 303-590-3000, passcode 574161. A replay of the webcast will be available online through the Company’s Web site for 30 days.

About Applied Imaging

Applied Imaging Corp., based in Santa Clara, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories throughout the world for the analysis of chromosomes in cancer and prenatal disorders. The Company markets a range of imaging systems for fluorescence and brightfield microscopy applications, including the Company’s Ariol™, MDS™, SPOT™, CytoVision®, PowerGene® and QUIPS® product lines. Applied Imaging has installed in excess of 3,000 systems in over 1,000 laboratories in more than 60 countries.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s financial results for the fourth quarter of 2003, sales forecasts and the development of additional applications for the Company’s Ariol system and possible submissions and clearances by the FDA are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s quarterly and annual financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company’s business and its financial results are detailed in the Company’s filings with the Securities and Exchange Commission, including the form 10-K for the year ended December 31, 2002. The forward-looking statements in this news release are made as of March 19, 2004 and Applied Imaging is under no obligation to revise or update the forward-looking statements.

For additional information on Applied Imaging visit the Company’s website at http://www.aicorp.com.

-Financial Tables Follow-

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Applied Imaging Announces Fourth Quarter and Year End 2003 Results

March 19, 2004

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues	$5,130	$5,501	$20,193	$21,234
Cost of revenues	2,523	2,324	8,835	8,271

Gross profit	2,607	3,177	11,358	12,963

Operating expenses:
Research and development	928	906	3,689	3,416
Sales and marketing	1,830	1,907	7,268	7,191
General and administrative	561	652	2,539	2,567
Restructuring	—	—	—	220

Total operating expenses	3,319	3,465	13,496	13,394

Operating loss	(712)	(288)	(2,138)	(431)
Other income (expense), net	(24)	4	6	(64)

Net loss	$(736)	$(284)	$(2,132)	$(495)

Net loss per share
- basic and diluted	$(0.05)	$(0.02)	$(0.13)	$(0.03)

Weighted average shares outstanding
- basic and diluted	15,961	15,903	15,944	15,817

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)
ASSETS

Cash, restricted cash and cash equivalents	$2,225	$3,053
Other current assets	7,996	9,203
Property and equipment, net	812	1,014
Other assets	2,382	2,426

Total assets	$13,415	$15,696

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,650	$8,989
Other liabilities	467	333
Stockholders’ equity	4,298	6,374

Total liabilities and stockholders’ equity	$13,415	$15,696

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